SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2004

USA MOBILITY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51027	16-169474

(State or other jurisdiction of incorporation )	(Commission File Number)	(I.R.S. Employer Identification No.)

6677 Richmond Highway, Alexandria, Virginia	22306

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 660-6677

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On December 16, 2004, USA Mobility, Inc. (the “Company”) filed a press release announcing the appointment of Thomas L. Schilling, Chief Financial Officer, effective January 3, 2005. A copy of the Company’s press release is attached as Exhibit 99.1.

     In connection with the appointment, the Company and Mr. Schilling executed an offer letter specifying the details of Mr. Schilling’s compensation. Mr. Schilling’s offer letter provides for his employment on an “at-will” basis as Chief Financial Officer at an annual salary of $300,000. Mr. Schilling is also eligible for an annual bonus of 50% to 100% of his base salary to be based upon accomplishment of pre-determined goals and objectives, as set and agreed upon by the Board of Directors of the Company. Mr. Schilling will also receive a signing bonus of $50,000, payable within 10 days of January 3, 2005, refundable to the Company, on a pro-rata basis, in the event of his voluntary termination within the first calendar year of his employment.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On December 16, 2004, USA Mobility, Inc. (the “Company”) filed a press release announcing the appointment of Thomas L. Schilling, Chief Financial Officer, effective January 3, 2005. A copy of the Company’s press release is attached as Exhibit 99.1.

     Mr. Schilling previously served as Chief Financial Officer of Cincinnati Bell, Inc. (formerly known as Broadwing, Inc.) a local, wireless and long-distance carrier from 2002 to August 2003 and Senior Vice President – Finance from 2001 to 2002. Mr. Schilling served as a Divisional Chief Financial Officer of Broadwing Communications, Inc. from 1999 to 2001. From 1998 to 1999, Mr. Schilling was Chief Financial Officer of Autotrader.com, LLC an Internet-based automotive services company. From 1986 to 1998, Mr. Schilling held various roles in the Finance and Accounting areas of MCI Corporation and Sprint Corporation.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit No.	Description
99.1	Press Release dated December 16, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA Mobility, Inc.
	By:	/s/ George Z. Moratis
	Name:	George Z. Moratis
	Title:	Senior Vice President Finance and Treasurer

Dated: December 16, 2004

Exhibit List

Exhibit No.	Description
99.1	Press Release dated December 16, 2004